Exhibit 99.3

News releases

ARIAD Expands Its Board of Directors with Appointment of Alexander J. Denner, Ph.D. of Sarissa Capital Management

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Feb. 21, 2014— ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA) today announced the appointment of Alexander J. Denner, Ph.D. to a two-year term on the Company’s Board of Directors, effective immediately. With the addition of Dr. Denner, who serves as the chief investment officer and founding partner of Sarissa Capital Management LP, the Board now comprises nine directors, eight of whom are independent. The Company will also appoint another independent director to the Board, who will be selected by the Board and be subject to Dr. Denner’s concurrence.

“We welcome Dr. Denner to the Company’s Board and look forward to working with him to continue building shareholder value, which we all believe is best achieved through successful commercialization of Iclusig® (ponatinib), as well as the ongoing development of our strong pipeline of important cancer medicines,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

“I am very pleased by the outcome of our recent discussions with ARIAD. Importantly, the agreement we reached offers the opportunity to immediately work together with the existing Board to maximize the potential of Iclusig and the pipeline of cancer medicines and to build value for all shareholders,” said Dr. Denner.

Previously, Dr. Denner served as a senior managing director at Icahn Capital, a portfolio manager at Viking Global Investors, and a portfolio manager at Morgan Stanley Investment Management. Dr. Denner serves as a director of Biogen Idec Inc. and VIVUS, Inc., both biopharmaceutical companies.

Dr. Denner brings a strong background overseeing the operations and research and development of healthcare companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and has broad healthcare-industry knowledge.

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Sarissa Capital Management LP, headquartered in Greenwich, Connecticut, is an investment advisor to private investment funds. Sarissa seeks to achieve superior risk-adjusted returns by constructing a portfolio, primarily across healthcare and related sectors, where there is a significant discrepancy between market value and intrinsic value. Sarissa will frequently use activism to close this discrepancy.

This press release contains “forward-looking statements” including, but not limited to, statements about ARIAD’s plans, objectives, expectations and intentions. Such statements include: the continued building of shareholder value through the successful commercialization of Iclusig, the ongoing development of our pipeline of cancer medicines, and the appointment of another independent director. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to continued growth in market acceptance of Iclusig, risks and uncertainties associated with biotechnology drug development, including that preclinical data and early-stage clinical data may not be replicated in later stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, uncertainties related to the timing of identifying and recruiting a new independent director, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

Source: ARIAD Pharmaceuticals, Inc.

Kendra Adams, 617-503-7028

Kendra.adams@ariad.com

or

Liza Heapes, 617-621-2315

Liza.heapes@ariad.com

or

Melinda Zech, 203-302-2330

mzech@sarissacap.com